EXHIBIT 99.1

Tasty Baking Company Announces Purchase of Philadelphia Production Facility from Its Pension Plan; The company also announces acceleration of stock option vesting and quantifies anticipated impact of employee benefit changes

    PHILADELPHIA--(BUSINESS WIRE)--Dec. 21, 2005--Tasty Baking Company (NasdaqNM:TSTY) today announced that the company has purchased the Hunting Park production facility from the company's pension plan for $4.7 million. The purchase will be financed by the term loan and mortgage secured in September 2005 in conjunction with the refinancing of the company's credit facility. The new financing of the production facility replaces the capital lease Tasty Baking Company had with its pension plan and is expected to result in a decrease in annual interest expense of approximately $50,000, due to more favorable interest rates.
    David S. Marberger, senior vice president and chief financial officer, stated, "We are pleased with the company's purchase of the Hunting Park production facility from our pension plan. This transaction represents a great opportunity for both our shareholders and our pension plan beneficiaries. With the current favorable interest rate environment, the company and its shareholders will benefit from the expected decrease in annual interest expense. At the same time, the purchase injects cash into the pension plan in order to improve the funded status of the plan for our retirees."

    ADDITIONAL KEY BUSINESS INFORMATION

    On December 16, 2005, the company's Board of Directors approved the acceleration of the vesting of outstanding options previously awarded to its employees, officers and directors under its 1994, 1997, and 2003 Long Term Incentive Plans. Effective December 31, 2005, as a result of the acceleration, 173,167 unvested options will become exercisable, 85% of which were scheduled to vest during 2006. With a range of exercise prices from $7.55 to $11.30 per share, all unvested options are currently "out-of-the-money."
    All other terms and conditions applicable to these options, including exercise prices and holding period requirements, remain unchanged. The company had previously imposed a five-year holding period requirement on any shares obtained through the exercise of options awarded on or after August 7, 2003. This requirement is expected to prevent unintended benefits to the holders of the majority of these stock options as a result of this accelerated vesting. Only 35,000 of the currently unvested options are not subject to this requirement, with the lowest exercise price on those options set at $8.60.
    The purpose of this accelerated vesting is to enable the company to avoid recognizing compensation expense associated with these options in future periods as required by Statement of Financial Accounting Standards (SFAS) No. 123R, "Share Based Payment," which the company is required to adopt by January 1, 2006. As a result of the acceleration of vesting, the company expects to reduce the non-cash, pre-tax compensation expense it would otherwise be required to record by approximately $410,000 over the original option vesting period, including approximately $360,000 in fiscal 2006.
    Regarding the company's other post-retirement benefits (OPEB) under FAS 106, the company previously announced in November 2005 that, in conjunction with the implementation of Medicare Part D in January 2006, the company will no longer provide medical benefits for most of its post-65 retirees. In addition, incumbent retirees will pay age-based rates for life insurance benefits in excess of $20,000. As a result of these benefit changes, the projected benefit obligation was remeasured and the company expects a reduction in its OPEB liability of approximately $10 million, which will be amortized over future periods. In 2006, the company expects the amortization of this liability to result in a reduction of pre-tax OPEB expense of approximately $1.2 million compared to fiscal year 2005. This will be primarily a non-cash benefit.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NasdaqNM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price and availability of raw materials and energy, actuarial estimates with regard to employee benefit plans, and general economic and business conditions including interest rate fluctuations. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500